EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of Tefron Ltd. on Form F-3 (File No. 333-128847) of our report, dated February 3, 2005, except as to the first paragraph, last three sentences of Note 4 and first paragraph, last three sentences of Note 5 as to which the date is March 31, 2005, with respect to the financial statements of AlbaHealth LLC, included in the Annual Report (Form 20-F) of Tefron Ltd. for the year ended December 31, 2004. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.


                                                    /s/ McGladrey & Pullen, LLP

                                                    Charlotte, North Carolina
                                                    November 23, 2005